UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report
(Date of earliest event reported):

July 1, 2019

HERITAGE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON	000-29480	91-1857900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Fifth Avenue S.W. Olympia, WA	98501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 943-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HFWA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. Completion of Acquisition or Disposition of Assets

Heritage Financial Corporation, Olympia, Washington (“Heritage”), the parent company of Heritage Bank issued a press release on July 1, 2019, announcing the appointment of Jeffrey J. Deuel as a director and President and Chief Executive Officer of Heritage. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Mr. Deuel serves on the Trust Committee.

Additionally, on July 1, 2019 Brian L. Vance became the Executive Chairman of Heritage and Heritage Bank pursuant to his transitional agreement, a copy of which was filed with the Securities and Exchange Commission on Form 8-K on July 10, 2018.

Jeffrey J. Deuel, age 61, who has held the titles of President and Chief Operating Officer of Heritage and President and Chief Executive Officer of Heritage Bank since 2018, will succeed Mr. Vance as Chief Executive Officer of Heritage.

Mr. Deuel does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Entry into new Employment Agreement

On June 27, 2019, Heritage entered into a new employment agreement with Mr. Deuel.

A copy of the employment agreement is filed as Exhibit 10.1 and is incorporated by reference herein. The following summary of the employment agreement is qualified in its entirety by the full text of the employment agreement.

Revised Employment Agreement for Mr. Deuel

On June 27, 2019, Heritage entered into a new employment agreement with Mr. Deuel, effective July 1, 2019. The agreement has an initial term through June 30, 2022. The term of the agreement automatically extends for an additional year on July 1, 2020 and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

Mr. Deuel’s employment agreement provides for an annual base salary of $575,000, which will be reviewed annually and may be increased, but not decreased, at the discretion of the Heritage board of directors. The agreement provides that Mr. Deuel is eligible to receive a performance-based annual cash incentive bonus, in accordance with Heritage’s annual incentive plan, with a target opportunity of 50% of his annual base salary. In addition, Mr. Deuel is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives, and will be provided an automobile for business use or a car allowance.

The agreement provides for severance benefits in the event Mr. Deuel’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Deuel would be entitled to receive an amount equal to 150% of the sum of his base salary plus his three-year average annual bonus (“Base Compensation”), payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. Deuel would be entitled to receive a lump sum equal to 300% of his Base Compensation. In the event of a Termination, Mr. Deuel and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 18 months. The employment agreement also provides for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Heritage non-qualified deferred compensation plan in the event of a Termination.

All severance benefits under the employment agreement are contingent upon Mr. Deuel’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Deuel during and after his employment with Heritage, and prohibiting the executive from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The restrictive covenants apply for a period of 24 months following termination of employment for any reason, or for a period of 12 months if the termination is in connection with a change in control. The restrictive covenants will terminate on the executive’s final day of employment if Heritage delivers a notice of non-renewal of the agreement and then terminates the executive’s employment upon or following the expiration of the agreement term.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

10.1    Employment Agreement between Heritage Financial Corporation, Heritage Bank and Jeffrey J. Deuel effective July 1, 2019.

99.1    Press Release of Heritage Financial Corporation dated July 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date: July 1, 2019    By: /s/ Jeffrey J. Deuel
Jeffrey J. Deuel
President and Chief Executive Officer

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